Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
WEB.COM GROUP, INC. INTO
WEBSITE PROS, INC.

(Pursuant to Section 253 of the Delaware General Corporation Law)

WEBSITE PROS, INC., a Delaware corporation (the “Company”), does hereby certify that:

FIRST: The Company is incorporated pursuant to the Delaware General Corporation Law (the “DGCL”).

SECOND:  The Company owns all of the outstanding shares of each class of the capital stock of Web.com Group, Inc., a Delaware corporation (the “Subsidiary”).

THIRD:  The Company, by the following resolutions of its Board of Directors (the “Board”), duly adopted by unanimous consent on October 15th, 2008, determined to merge into itself the Subsidiary on the conditions set forth in such resolutions (the “Merger”):

WHEREAS, the Company owns all of the issued and outstanding capital stock of Web.com Group, Inc., a Delaware corporation (the “Subsidiary”), and has determined it to be in the best interests of the Company and its stockholders to merge the Subsidiary with and into the Company in a statutory short form merger pursuant to the provisions of Section 253 of the Delaware General Corporation Law, in which the Company will be the surviving corporation of such merger.

NOW, THEREFORE, BE IT RESOLVED, that the Company shall merge into itself the Subsidiary, its wholly owned subsidiary, with the Company being the surviving corporation of such merger and acquiring thereby all the assets and properties of the Subsidiary and assuming all of the liabilities and obligations of the Subsidiary;

RESOLVED FURTHER, that as a result of the Merger, the name of the Company shall be changed to Web.com Group, Inc.; and

RESOLVED FURTHER, that the officers of the Company, each of them with full authority to act without the others, are hereby authorized and directed, for and on behalf of the Company, to cause the Company to execute and deliver, and file with the Delaware Secretary of State, a Certificate of Ownership and Merger in substantially the form attached hereto as EXHIBIT A, with respect to the merger of the Subsidiary with and into the Company, and to execute, deliver and file such additional documents or perform such acts as are determined to be necessary or appropriate to carry out the merger of the Subsidiary into the Company as described above.

FOURTH:   The Company shall be the surviving corporation and the name of the surviving corporation following the Merger is Web.com Group, Inc.

FIFTH:   The Amended and Restated Certificate of Incorporation of Website Pros, Inc., as now in force and effect, shall continue to be the certificate of incorporation of said surviving corporation until amended and changed pursuant to the provisions of the DGCL.

SIXTH:   The Merger shall become effective at 12:01 am Eastern Standard Time on October 27, 2008.

**Signature Page Follows**

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Ownership and Merger to be executed and acknowledged in its corporate name pursuant to Sections 253 and 103 of the DGCL as of this October 27, 2008.

WEBSITE PROS, INC.

By:	/s/ David L. Brown
David L. Brown
Chief Executive Officer